Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Partners
Citigroup Abingdon Futures Fund L.P.:
We consent to the use of our report dated March 24, 2008, with respect to the statement of financial condition of Citigroup Abingdon Futures Fund L.P. as of December 31, 2007, and the related statements of income and expenses, and changes in partners’ capital for the period from February 1, 2007 (commencement of trading operations) to December 31, 2007, which report appears in the December 31, 2008 annual report on Form 10-K of Citigroup Abingdon Futures Fund L.P.
/s/ KPMG LLP
New York, New York
March 26, 2009